Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated March 1, 2021 and effective April 1, 2021 (the “Effective Date”), is entered into by and between KAR Auction Services, Inc. (“Employer”) and James P. Hallett (“Employee”).
RECITALS
A.    Employer desires to continue to employ Employee, and Employee desires to accept such continued employment, on the terms and conditions set forth in this Agreement.
B.     This Agreement shall govern the employment relationship between Employee and Employer from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Employment Agreement by and between Employer and Employee dated February 27, 2012 (the “Prior Employment Agreement”)).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Employment Period. The period of employment of Employee by Employer hereunder shall commence on the Effective Date and continue thereafter until March 31, 2023, unless terminated earlier pursuant to Section 4 of this Agreement (the “Employment Period”).
2.     Title and Duties. During the Employment Period, Employee shall serve as the Executive Chairman of Employer and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by the Board of Directors of Employer (“Board”). Employee shall perform the duties of this position in a diligent and competent manner and on a full-time basis during the Employment Period. Employee shall continue to serve as a member of the Board through his current term and will be nominated to serve as a member of the Board throughout the Employment Period.
3.     Compensation and Benefits.
(a)    Base Salary. During the Employment Period, Employee shall be paid an annual base salary of $725,000 (“Base Salary”), less withholdings and deductions required by law or requested by Employee. Employee’s Base Salary may be adjusted but may not be adjusted downward except in connection with across-the-board base salary reductions, by the Board from time to time.
(b)    Business Expenses. Employer shall reimburse Employee for all reasonable business expenses incurred in performing services pursuant to this Agreement upon Employee’s presentation to Employer, on a timely basis, of satisfactory documentation of such expenditures. Such expenses shall be reimbursed as soon as administratively feasible, but in no event later than the end of the calendar year following the calendar year in which the applicable expense was incurred. Notwithstanding the foregoing, all such expenses shall be reimbursed upon any termination of Employee’s employment under this Agreement, including without limitation a termination for Cause.
(c)    Annual Bonuses. In addition to Base Salary, Employee shall be eligible to participate in the KAR Auction Services, Inc. Annual Incentive Plan (the “Bonus Plan”) (as in effect from time to time). Except as provided in Section 4 and Section 5 below, payment to Employee of any amounts under the Bonus Plan shall be subject to Employee’s continued employment with Employer through December 31 of the calendar year to which such bonus relates, except that Employee shall be entitled to a Pro Rata Bonus (as defined in Section 4(e)) for calendar year 2023. Payment of any bonus pursuant to the Bonus Plan shall be made as soon as practicable but in no event later than March 15 of the year following the calendar year to which such bonus relates.
(d)    Equity.     In 2021 and 2022, Employee shall be eligible to participate in all Employer incentive programs extended to executive-level employees of Employer generally at levels commensurate with Employee’s position, including without limitation the KAR Auction Services, Inc. 2009 Omnibus Stock and Incentive Plan (the “2009 Plan”).
(e)    Employee Benefits. Employee shall be eligible to participate in Employer’s health and welfare benefit programs, 401(k) benefit program, life and disability insurance programs, and any other employee benefits, benefit plans, policies or programs Employer provides to its executive-level employees, in each case, as they may exist from time to time and subject to the terms and conditions thereof. Nothing in this Agreement shall require Employer to maintain any benefit plan, or shall preclude Employer from terminating or amending any benefit plan from time to time.
(f)    Vacation and Holidays. During the Employment Period, Employee shall be entitled to annual paid vacation in accordance with Employer’s policy applicable to executive-level employees, but in no event less than four (4) weeks of paid vacation during each full calendar year of employment. Employee shall receive a pro-rated portion of such vacation during Employee’s initial and final partial calendar years of employment under this Agreement. Unused, earned vacation shall not carry over from one calendar year to the next, unless Employer’s written policies otherwise provide for such carry over. Upon termination of Employee’s employment for any reason, Employer shall pay Employee for any unused, earned vacation days based upon Employee’s then current Base Salary. Employee shall also be entitled to all of the paid holidays recognized by Employer generally.
(g)    Automobile Allowance. During the Employment Period, Employer shall pay Employee an annual automobile allowance of at least Twenty Five Thousand Dollars ($25,000). Such allowance shall be paid in accordance with Employer’s regular payroll practices, as may be in effect from time to time, but in no event less frequently than monthly. Employee shall be entitled to a pro-rated portion of such annual automobile allowance for calendar year 2023.
4.     Termination.
(a)    Termination by Employer for Cause. Employer may terminate Employee’s employment under this Agreement at any time for Cause after the Board, by the majority vote of its members (excluding, for this purpose, any employee member of the Board, if applicable) determines that the actions or inactions of Employee constitute Cause, and Employee’s employment should accordingly be terminated for Cause. In the event of a termination of Employee by Employer for Cause, Employee or Employee’s estate, if applicable, shall be entitled to receive: (i) Employee’s accrued Base Salary through the termination date, paid within 30 days of the termination date or such earlier date as is required by applicable law; (ii) an amount for reimbursement, paid within 30 days following submission by Employee to Employer of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the termination date by Employee pursuant to Section 3(b) and in accordance with Employer’s policy; (iii) any accrued and unpaid vacation pay, paid within 30 days of the termination date or such earlier date as is required by applicable law; and (iv) such employee benefits, if any, to which Employee or Employee’s dependents may be entitled under the employee benefit plans or programs of Employer, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (i) through (iv) hereof being referred to as “Employee’s Accrued Obligations”).
For purposes of this Agreement, “Cause” means (A) Employee’s willful, continued and uncured failure to perform substantially Employee’s duties under this Agreement (other than any such failure resulting from incapacity due to medically documented illness or injury) for a period of fourteen (14) days following written notice by Employer to Employee of such failure, (B) Employee engaging in illegal conduct or gross misconduct that is demonstrably likely to lead to material injury to Employer, monetarily or otherwise, (C) Employee’s indictment or conviction of, or plea of nolo contendere to, a crime constituting a felony or any other crime involving moral turpitude, (D) Employee’s material breach of Employer’s Code of Business Conduct and Ethics, as amended by Employer from time to time, or (E) Employee’s violation of Section 7 of this Agreement or any other covenants owed to Employer by Employee.
(b)    Termination by Employer without Cause. Employer may terminate Employee’s employment under this Agreement without Cause at any time upon thirty (30) days’ prior written notice to Employee. In addition to the severance benefits provided in Section 5, in the event of Employee’s termination by Employer without Cause, Employer shall pay to Employee all of Employee’s Accrued Obligations.
(c)    Termination by Employee for Good Reason. Employee may terminate Employee’s employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i)    Any material reduction of Employee’s authority, duties and responsibilities;
(ii)    Any material failure by Employer to comply with any of the terms and conditions of this Agreement;
(iii)    Any failure to timely pay or provide Employee’s Base Salary, or any reduction in Employee’s Base Salary, excluding any Base Salary reduction made in connection with across the board salary reductions;
(iv)    The requirement by Employer that Employee relocate Employee’s principal business location to a location more than fifty (50) miles from Employee’s principal base of operation as of the Effective Date; or
(v)    A Change of Control occurs and, if applicable, Employer fails to cause its successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm Employer’s obligations under this Agreement without change. For purposes of this Agreement, “Change of Control” shall have the meaning assigned to such term under the 2009 Plan.
Within ninety (90) days of the occurrence of a Good Reason event, Employee may provide Employer with written notice of Employee’s termination of employment to be effective thirty (30) days after delivery of such notice, during which Employer shall have the opportunity to cure such Good Reason event. In the event of a termination for Good Reason, in addition to the severance benefits provided in Section 5, Employer shall pay to Employee all of Employee’s Accrued Obligations.
For the avoidance of doubt, Employee agrees that the authority, duties, or responsibilities and the compensation contemplated by this Agreement, do not constitute “Good Reason” under the Prior Employment Agreement as that term is defined in Paragraph 4(d) of the Prior Employment Agreement, and any termination hereunder shall be determined by reference to the authorities, duties, responsibilities and compensation set forth herein.
(d)    Termination by Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement at any time without Good Reason, upon thirty (30) days’ prior written notice to Employer. In the event of a termination described in this Section 4(d), Employer shall pay to Employee all of Employee’s Accrued Obligations.
(e)    Termination due to Employee’s death or Disability. Employee’s employment under this Agreement shall terminate upon Employee’s (i) death, or (ii) “Disability,” which for purposes of this Agreement means a “Total Disability” (or equivalent) as defined under Employer’s Long Term Disability Plan in effect at the time of the Disability. In the event of a termination described in this Section 4(e), Employer shall pay to Employee all of Employee’s Accrued Obligations. In addition, (i) Employer shall provide Employee with the Continued Benefits (as defined below), (ii) Employer shall pay to Employee (or Employee’s estate and/or beneficiaries), in a lump sum following effectiveness of the release described in Section 6 and at the same time

Employer pays annual bonuses for such calendar year to its other executives, an amount equal to (x) the actual bonus Employee would have received under the Bonus Plan had Employee remained employed by Employer through the remainder of the calendar year in which termination occurred, multiplied by (y) a fraction, the numerator of which is the number of days Employee was employed in the calendar year in which termination occurred and the denominator of which is 365 (the “Pro Rata Bonus”) and (iii) Employer shall pay to Employee (or Employee’s estate and/or beneficiaries) an amount equal to any annual bonus for a prior completed calendar year that is yet to be calculated and/or paid to Employee, paid as soon as practicable following effectiveness of the release described in Section 6 but in no event later than March 15 of the year following the calendar year to which such bonus relates (the “Earned But Unpaid Bonus”).
For purposes of this Agreement, “Continued Benefits” means continued coverage for Employee (and Employee’s qualified beneficiaries’), at no cost to Employee, under any medical plan or policy in which Employee was participating as of the time of Employee’s termination of employment (as may be amended by Employer from time to time in the ordinary course), to the extent that Employee timely elects such continued coverage, until the earlier of: (A) eighteen (18) months following the date of termination and (B) the date Employee is or becomes eligible for comparable coverage under health plans of another employer, which period shall run concurrently with the continuation period required to be provided under the Consolidated Omnibus Budget Reconciliation Act; provided, however, to the extent that Employer determines that such the provision of the Continued Benefits would result in adverse tax consequences to Employer, Employer may instead, in its discretion, provide substantially similar benefits or payment outside of Employer’s benefit plans if Employer reasonably determines that providing such alternative benefits or payment is appropriate to minimize such potential adverse tax consequences and penalties.
(f)    Resignation as Officer or Director. Upon a termination of Employee’s employment hereunder for any reason, unless requested otherwise by Employer, Employee shall resign each position (if any) that Employee then holds as an officer or director of Employer or any of its Affiliates. For purposes of this Agreement, “Affiliate” means an Affiliate of Employer within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of clarity, Employee shall tender his resignation from the Board following the Employment Period, and the Board may determine whether to accept such proposed resignation or request that Employee continue to serve on the Board in its sole discretion.
5.     Severance Benefits.
(a)    Qualifying Termination. In the event of a termination of Employee’s employment under Section 4(b) or 4(c) of this Agreement that is not a COC Qualifying Termination (as defined below), Employer shall provide Employee with the following severance benefits:
(i)    Employer shall pay to Employee an amount equal to two and one-half (2.5) times the sum of (x) Employee’s then current annual Base Salary and

(y) Employee’s annual bonus at target under the Bonus Plan for the year in which termination occurs, which shall be paid by Employer to Employee in a lump sum as soon as practicable following (and subject to) effectiveness of the release described in Section 6 but in no event later than sixty (60) days following the date of termination, provided that if such sixty (60) day period covers two taxable years, payment shall be made in the second taxable year.
(ii)    The Continued Benefits;
(iii)    The Pro Rata Bonus; and
(iv)    The Earned But Unpaid Bonus.
(b)    COC Qualifying Termination. In the event of a termination of Employee’s employment under Section 4(b) or 4(c) of this Agreement that occurs within two (2) years following a Change of Control (a “COC Qualifying Termination”), Employer shall provide Employee with the following severance benefits:
(i)    Employer shall pay to Employee an amount equal to two and one-half (2.5) times the sum of (x) Employee’s then current annual Base Salary and (y) Employee’s annual bonus at target under the Bonus Plan for the year in which termination occurs, which shall be paid by Employer to Employee in a lump sum as soon as practicable following (and subject to) effectiveness of the release described in Section 6 but in no event later than sixty (60) days following the date of termination, provided that if such sixty (60) day period covers two taxable years, payment shall be made in the second taxable year.
(ii)    The Continued Benefits;
(iii)    The Pro Rata Bonus; and
(iv)    The Earned But Unpaid Bonus.
6.     Release of Claims. As a condition to the receipt of any payments or benefits described in Section 5 of this Agreement, subsequent to the termination of the employment of Employee (other than any Accrued Benefits or any payment or benefits payable on account of Employee’s death), Employee shall be required to execute, and not subsequently revoke, within fifty-five (55) days following the termination of Employee’s employment a release and separation agreement, in a form reasonably satisfactory to Employer, of all claims arising out of or related to Employee’s employment or the termination thereof.
7.     Restricted Activities.
(a)    Acknowledgements. Employee understands and acknowledges that Employer has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the vehicle remarketing industry and other applicable industries. Employee understands and acknowledges that as a result of these efforts, Employer has created, and continues to use and create, Confidential Information (as defined below) and that such Confidential Information is integral to providing Employer with a competitive advantage over others in the marketplace. Employee further understands and acknowledges that the nature of Employee’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Employer.
(b)    Confidential Information. Employee acknowledges and agrees that Confidential Information is the property of Employer, and that Employee shall not acquire any ownership rights in Confidential Information. Employee (i) shall use Confidential Information solely in connection with Employee’s employment with Employer; (ii) shall not directly or indirectly disclose, use or exploit any Confidential Information for Employee’s own benefit or for the benefit of any person or entity, other than Employer, both during and after Employee’s employment with Employer; and (iii) shall hold Confidential Information in trust and confidence, and use all reasonable means to assure that it is not directly or indirectly disclosed to or copied by unauthorized persons or used in an unauthorized manner, both during and after Employee’s employment with Employer. To the extent that Employee creates or develops any Confidential Information during the course of Employee’s employment with Employer, it shall be the sole and exclusive property of Employer. For purposes of this Agreement, “Confidential Information” shall mean any proprietary, confidential and competitively-sensitive information and materials which are the property of Employer or its Affiliates, excluding information and materials generally known or available to the public, other than as a result of Employee’s breach of this Section 7, and including without limitation (A) trade secrets, inventions, ideas, innovations, developments, methods, processes, systems and technologies, (B) business and technical information that gives Employer or its Affiliates a competitive advantage, and (C) information concerning Employer’s or any of its Affiliates’ customers, suppliers, vendors, licensors, affiliates, financing sources, profits, revenues, financial condition, pricing, training programs, service techniques, service processes, business processes, marketing plans, and business strategies.
(c)    Defend Trade Secrets Act.  Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Employer that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Employee has with Employer shall prohibit or restrict Employee from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to Employer. Nothing in this Agreement shall prohibit or restrict Employee from (i) making any disclosure of information required by law or (ii) providing information to, testifying or otherwise assisting in any investigation or proceeding brought by any Federal or State regulatory or law enforcement agency or legislative body, or any self-regulatory organization.
(d)    Intellectual Property. Employee agrees to promptly disclose to Employer and hereby assigns and agrees to assign, without further compensation, to Employer, Employee’s entire right, title and interest in each and every invention (whether or not patentable), innovation, technical information and copyrightable work, in which Employee participates during Employee’s employment with Employer whether or not during working hours, that pertains to Employer’s or any of its Affiliates’ business or is aided by the use of time, material, or facilities of Employer or its Affiliates. Employee further agrees to perform all reasonable acts, including executing necessary documents, requested by Employer to assist it, without further compensation, in obtaining and enforcing its property rights in the above.
(e)    Non-Competition. During Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, on his or her behalf or on behalf of any other person or entity, provide any labor, work, services, assistance or advice for or on behalf of any Competitor (as defined below), in any geographic market in which Employer or any of its Affiliates conduct business (the “Territory”). In addition, Employee shall not, during Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, directly or indirectly, either alone or in conjunction with any other person, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of any Competitor within the Territory. Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation. For purposes of this Agreement, “Competitor” means any person or entity engaged in the business of wholesale, retail or consumer vehicle remarketing activities, including but not limited to vehicle auctions (including physical, electronic, mobile app and/or digital auctions), dealer floor plan financing and other products, services and technologies relating to vehicle remarketing within the Territory, provided that Employer or any of its Affiliates is engaged in such businesses.
(f)    Non-Solicitation/Non-Interference. During Employee’s employment with Employer and for a period of one (1) year immediately following the termination of Employee’s employment for any reason, Employee shall not (i) induce or attempt to induce any employee of Employer or any of its Affiliates to leave the employ of Employer or its Affiliates, or in any way interfere with the relationship between Employer and its Affiliates and any of their respective employees, or (ii) induce or attempt to induce any customer, client, member, supplier, licensee, licensor or other business relation of Employer or its Affiliates to cease doing business with Employer or its Affiliates, or otherwise interfere with the business relationship between Employer or its Affiliates and any such customer, client, member, supplier, licensee, licensor or business relation.
(g)    Cooperation. Employee agrees that at all times following the termination of Employee’s employment for any reason, Employee will cooperate in all reasonable respects (after taking into account Employee’s personal and professional schedule) with Employer and in connection with any and all existing or future litigation, actions or proceedings arising with respect to the period of Employee’s employment with Employer (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Employer, to the extent Employer reasonably deems Employee’s cooperation necessary, provided that Employer shall use reasonable efforts to limit Employee’s need to travel in connection with providing such cooperation. Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with Employee’s employment by Employer, Employer will honor, and proceed in accordance with, its bylaws as in effect from time to time and any indemnification agreement, plan or policy in effect and applicable to Employee as of the date of Employee’s termination of employment with Employer.
8.     Section 409A. The payments and benefits under this Agreement and the terms of any release agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement and any release agreement shall be interpreted and administered consistent with such intent. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Without limiting the foregoing, solely to the extent required to avoid the imposition of any additional tax or interest to Employee under Section 409A, any payments, benefits and other obligations under this Agreement that arise in connection with Employee’s “termination of employment,” “termination” or similar reference in this Agreement shall be triggered only if such termination of employment qualifies as a “separation from service” within the meaning under Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of Employee’s employment, Employee is a “specified employee,” for purposes of Section 409A, and any payments or benefits upon such termination including but not limited to payments or benefits under this Agreement would otherwise result in additional tax or interest to Employee under Section 409A, Employee will not be entitled to receive such payments or benefits until the date that is six (6) months after the termination of Employee’s employment for any reason, subject to earlier immediate payment if Employee dies during such six (6) month period. To the extent required to avoid the imposition of any additional tax or interest under Section 409A, amounts reimbursable to under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year. If any provision of this Agreement would subject Employee to any additional tax or interest under Section 409A, then Employer shall use its best efforts to amend such provision; provided that Employer shall not incur any additional expense as a result of such amendment. Notwithstanding any other provision hereof, in no event shall Employer be liable for, or be required to indemnify Employee for, any liability of Employee for taxes or penalties under Section 409A.
9.    Section 280G.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee (including any payment or benefit received in connection with a Change of Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by Employer or any of its Affiliates making such payment or providing such benefit as a result of Section 280G of the Code (“Section 280G”), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G in such other plan, arrangement or agreement), the Total Payments shall be reduced (if necessary, to zero) in the manner specified in Section 9(b) hereof; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on such unreduced Total Payments).
(b)    If it is determined that the Total Payments should be reduced in accordance with the Section 9(a) hereof, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 9(b) will be next reduced pro-rata.
(c)    It is possible that, after the determinations and selections made pursuant to Section 9(a) hereof, Employee will receive Total Payments that are, in the aggregate, either more or less than the amount determined under Section 9(a) hereof (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall, except to the extent that it would cause a violation of the Sarbanes-Oxley Act of 2002, promptly repay the Excess Payment to Employer, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by arbitration pursuant to Section 10 hereof, (ii) by a court or (iii) by the accounting firm which was, immediately prior to a Change of Control, Employer’s independent auditor, upon request of either party, that an Underpayment has occurred, Employer shall promptly pay an amount equal to the Underpayment to Employee (but in any event within ten (10) days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of Section 9(a) hereof not been applied until the date of payment.
10.     Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall be subject and resolved by binding arbitration administered by a single arbitrator from the American Arbitration Association. The parties acknowledge and agree that Employer is involved in transactions involving interstate commerce and that the Federal Arbitration Act shall govern any arbitration pursuant to this Agreement. Such arbitration shall be conducted in accordance with the commercial rules and regulations promulgated by the American Arbitration Association applying the laws of the State of Indiana. The arbitration shall be conducted in Indianapolis, Indiana. Discovery shall be completed within ninety (90) days of the filing of the complaint and the arbitration shall be held no later than one hundred twenty (120) days after the filing of the complaint. A record of the proceedings shall be kept by a qualified court reporter. The decision of the arbitrator shall contain findings of fact and conclusions of law, and shall be made within thirty (30) days of the arbitration and shall be final and binding on the parties, and shall be unappealable. The decision may be enforced in any court having jurisdiction over the parties and the subject matter. Costs of the arbitrator shall be split equally between Employer and Employee.
11.    Miscellaneous Provisions.
(a)    Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by email or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:
        To Employer:        KAR Auction Services, Inc.
                    11299 North Illinois Street
                    Carmel, IN 46032
                    Attention: Chuck Coleman
                    Email: chuck.coleman@karglobal.com

        To Employee:        At Employee’s address on file with Employer

(b)    Entire Agreement. This Agreement sets forth the entire agreement between Employer and Employee with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between Employer and Employee with respect to the subject matter of this Agreement (including, without limitation, the Prior Employment Agreement).
(c)    Severability. The provisions of this Agreement are severable and shall be separately construed. If any of them is determined to be unenforceable by any court, that determination shall not invalidate any other provision of this Agreement.
(d)    Amendment and Waiver. This Agreement may not be modified, amended or waived in any manner except by a written document executed by Employer and Employee. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement.
(e)    No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.
(f)    Successors and Assigns. This Agreement and the covenants herein shall extend to and inure to the benefit of the successors and assigns of Employer. Employer shall require any successor (whether by purchase, merger, consolidation or otherwise) to assume or reaffirm, as applicable, Employer’s obligations under this Agreement without change. Failure of Employer to obtain such an assumption shall entitle Employee to terminate Employee’s employment under this Agreement for Good Reason.
(g)    Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
(i)    Governing Law and Forum. This Agreement shall be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

“Employer”	“Employee”

KAR AUCTION SERVICES, INC.

By: /s/ Eric M. Loughmiller	/s/ James P. Hallett
Printed: Eric M. Loughmiller	James P. Hallett
Title: Executive Vice President and Chief Financial Officer